CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in the Current Report on Form 8-K/A of eAutoclaims.com, Inc. dated May 25, 2000 our Auditors' Opinion dated February 9, 2000, with respect to the financial statements of eAutoclaims.com, Inc. for the period December 16, 1999 (date of inception) to December 31, 1999.


/s/ Harper, VanScoik & Company
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Certified Public Accountants
Clearwater, Florida
August 7, 2000